EXHIBIT 99.2

Gladstone Commercial Corporation Announces Intention to Partially Redeem Series C Preferred Stock and Cancellation of Conditional Redemptions of Series A and Series B Preferred Stock

MCLEAN, Va., May 20, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today announced its intention to partially redeem approximately $25.0 million of its issued and outstanding 7.125% Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”).  The Company further announced that the previously announced conditional redemption of the outstanding shares of its 7.75% Series A Cumulative Redeemable Preferred Stock and its 7.5% Series B Cumulative Redeemable Preferred Stock have been canceled.

The Company intends to send notices regarding the partial redemption of Series C Preferred Stock on May 25, 2016 after the closing of the offering of its 7.0% Series D Cumulative Redeemable Preferred Stock.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 98 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the offering and the redemptions. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

Investor Relations Inquiries:
Please visit www.gladstone.com or +1-703-287-5878